CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Putnam Variable Trust of our reports dated February 19, 2026, relating to the financial statements and financial highlights, which appears in Putnam VT Sustainable Future Fund’s and Putnam VT U.S. Research Fund’s (previously known as Putnam VT Research Fund) Annual Reports on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under headings “FINANCIAL STATEMENTS”, “Auditor”, and “AGREEMENT” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 2, 2026